As filed with the Securities and Exchange Commission on December 23, 2003

Registration No.333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICT GROUP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2458937
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Brandywine Boulevard, Newtown, Pennsylvania	18940
(Address of Principal Executive Offices)	(Zip Code)

ICT Group, Inc. 1996 Equity Compensation Plan

ICT Group, Inc. 1996 Non-Employee Directors Plan

(Full title of the plans)

Vincent A. Paccapaniccia

Executive Vice President, Finance and Administration, Chief Financial Officer

ICT Group, Inc.

100 Brandywine Boulevard

Newtown, Pennsylvania 18940

(Name and address of agent for service)

(267) 685-5000

(Telephone number, including area code, of agent for service)

Copies to:

Richard A. Silfen, Esquire

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103-2921

(215) 963-5000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)

Common stock, $0.01 par value	750,000 shares	$12.90	$9,675,000	$782.71

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar anti-dilution provisions.
(2)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for purposes of calculating the registration fee, based upon $12.90, the average of the high and low sales price for a share of Common Stock on December 22, 2003, as reported on The NASDAQ National Market.
(3)	Calculated pursuant to Section 6(b) as follows: proposed maximum offering price multiplied by 0.0000809.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by ICT Group, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated in this Registration Statement by reference:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 31, 2003, as amended by Form 10-K/A filed on August 28, 2003.

2.	The Registrant’s Current Reports on Form 8-K filed on January 9, 2003, May 5, 2003 and December 5, 2003.

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 filed on May 15, 2003.

4.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 filed on August 12, 2003.

5.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 filed on November 3, 2003.

6.	The description of the Common Stock, $.01 par value, of the Registrant contained in the registration statement on Form 8-A filed with the SEC on June 4, 1996 to register those securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any portions thereof, including related exhibits, furnished to the SEC), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

In general, any officer or director of the Registrant will be indemnified by the Registrant against expenses including attorneys’ fees, judgments, fines and settlements actually and reasonably incurred by that person in connection with a legal proceeding as a result of such relationship, whether or not the indemnified liability arises from an action by or in the right of the Registrant, if the officer or director acted in good faith, and in a manner believed to be in or not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnity is limited to the extent that (i) such person is not otherwise indemnified and (ii) such indemnification is not prohibited by Pennsylvania law or any other applicable law. The Registrant’s Bylaws provide that the Registrant will indemnify its officers and directors to the fullest extent permitted by Pennsylvania law, including some instances in which indemnification is otherwise discretionary under Pennsylvania law.

The Pennsylvania Business Corporation Law, as amended, provides that any indemnification under the previous paragraph (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon the determination that indemnification of the director or officer is proper under the circumstances because that person has met the applicable standard of conduct set forth above. Such determination will be made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors who are not parties to such action, (ii) if such quorum is not obtainable or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by the Registrant’s shareholders.

Expenses incurred by a director or officer of the Registrant in defending a civil or criminal action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that person is not entitled to be indemnified by the Registrant as authorized by the Bylaws.

The indemnification and advancement of expenses provided by or granted pursuant to Article VII of the Registrant’s Bylaws is not deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, both as to action in that person’s official capacity and as to action in another capacity while holding such office.

The Board of Directors has the power to authorize the Registrant to purchase and maintain insurance on behalf of the Registrant and others to the extent that power to do so has not been prohibited by the Pennsylvania law, create any fund to secure any of its indemnification obligations and provide other indemnification to the extent permitted by law. The obligations of the Registrant to indemnify a director or officer under Article VII of the Registrant’s Bylaws is a contract between the Registrant and such director or officer and no modification or repeal of the Bylaws will detrimentally affect such officer or director with regard to that person’s acts or omissions prior to such amendment or repeal.

The Registrant has purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following Exhibits are filed as part of this Registration Statement:

4.1	ICT Group, Inc. 1996 Equity Compensation Plan

4.2	ICT Group, Inc. 1996 Non-Employee Directors Plan

5	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of KPMG LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5)

24	Power of Attorney (contained on signature page of this Registration Statement)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from low to high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown, Commonwealth of Pennsylvania on this 23 day of December, 2003.

ICT Group, Inc.

By:	John J. Brennan
John J. Brennan
Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints John J. Brennan and Vincent A. Paccapaniccia, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

John J. Brennan John J. Brennan	Chairman of the Board and Chief Executive Officer	December 23, 2003

Vincent A. Paccapaniccia Vincent A. Paccapaniccia	Executive Vice President, Finance and Administration, Chief Financial Officer and Assistant Secretary	December 23, 2003

Donald P. Brennan Donald P. Brennan	Vice Chairman	December 23, 2003

Seth J. Lehr Seth J. Lehr	Director	December 23, 2003

Bernard Somers Bernard Somers	Director	December 23, 2003

John A. Stoop John A. Stoops	Director	December 23, 2003

ICT GROUP, INC.

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit No.

4.1	ICT Group, Inc. 1996 Equity Compensation Plan

4.2	ICT Group, Inc. 1996 Non-Employee Directors Plan

5	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of KPMG LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5)

24	Power of Attorney (contained on signature page of this Registration Statement)